Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Rouse Properties, Inc. Registration Statement on Form S-8 (No. 333-180052) and the Registration Statement on Form S-3 (No. 333-189238) and the amendment thereto of our report dated February 13, 2014 relating to the historical summaries of Gross Income and Direct Operating Expenses of Centre at Salisbury for the year ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries); appearing in the Current Report on Form 8-K/A of Rouse Properties, Inc., filed on February 14, 2014.

/s/ Deloitte & Touche LLP
New York, NY
February 14, 2014